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Contact:          Robert Siegfried/Jeremy Fielding
                  Kekst and Company
                  (212) 521-4800

FOR IMMEDIATE RELEASE

     ENDO PHARMACEUTICALS HOLDINGS INC. ANNOUNCES PRICING OF PUBLIC OFFERING

         Chadds Ford, PA., October 18, 2001 -- Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP and ENDPW) announced today the pricing of its public offering of 11,400,000 shares of its common stock at a price of $8.00 per share. The offering is being underwritten through an underwriting syndicate led by JP Morgan and Salomon Smith Barney, together with co-managers, SG Cowen and Wachovia Securities.

         All of the shares are being sold by the Company. The Company has granted the underwriters an option to purchase up to an additional 1,710,000 shares at the public offering price to cover over-allotments, if any.

         Endo, through its wholly owned subsidiaries Endo Pharmaceuticals Inc. and Endo Inc., is a specialty pharmaceutical company with market leadership in pain management. The company is engaged in the research, development, sale and marketing of branded and generic pharmaceuticals used primarily to treat and manage pain.

         A Prospectus relating to these securities may be obtained from JP Morgan at 60 Wall Street, New York, NY 10260 or Salomon Smith Barney at 388 Greenwich Street, 32nd Floor, New York, NY 10013.

         This release shall not constitute an offer to sell or the soliciation of an offer to buy nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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